Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	joe-kuo@kekst.com
(441) 405-2727	(212) 521-4863

AXIS CAPITAL ANNOUNCES PRELIMINARY INFORMATION REGARDING THIRD QUARTER 2009 FINANCIAL RESULTS

Pembroke, Bermuda, October 14, 2009 - AXIS Capital Holdings Limited (“AXIS Capital” or “Company”) (NYSE: AXS) announced today preliminary information regarding third quarter 2009 financial results. Estimates provided herein are preliminary and are subject to change.

AXIS Capital’s operating income for the third quarter of 2009 is expected to include an increase of approximately $136 million in the fair value liability of an indemnity derivative contract that is exposed to longevity risk. The increase in fair value liability, which is expected to be reported within “Other Insurance Related Loss,” is the result of unfavorable longevity experience in the life settlements portfolio underlying this contract. There is considerable uncertainty with respect to the measurement of fair value for this contract at this time. Settlement under the terms of this contract is not due to be made until 2017 and the net derivative liability of $229 million recorded at September 30, 2009 would represent nearly a full loss to the contract. Further, the Company is reviewing its legal rights and obligations and has reserved its rights under the contract.

The Company expects diluted book value per common share to increase approximately 10% for the third quarter of 2009 to approximately $31.50 per common share. The Company estimates its total capitalization at September 30, 2009 will be approximately $5.9 billion, including $5.4 billion of shareholders’ equity and $0.5 billion of long-term debt, compared to total capitalization of $5.0 billion at December 31, 2008.

The Company’s estimated net realized losses for the quarter is expected to include approximately $260 million, in other-than-temporary impairment (OTTI) losses from medium-term note investments in its fixed maturity portfolio for which the Company no longer expects full recovery. The recognition of these OTTI losses does not indicate that sales will occur, that sales are imminent or that sales are planned. Any recovery of value in future periods would accrete to shareholders’ equity. These OTTI losses have no impact on diluted book value per common share at September 30, 2009 or operating income for the quarter.

As previously announced, the Company is hosting a conference call on Tuesday, November 3, 2009 at 8:00 AM (Eastern Standard Time) to discuss the third quarter 2009 financial results and related matters in more detail. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) and entering the pass-code 5501909 approximately ten minutes in advance of the call. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital has been assigned a senior unsecured debt rating of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) the failure of any of the loss limitation methods we employ, (4) the effects of emerging claims and coverage issues, (5) the failure of our cedants to adequately evaluate risks, (6) the loss of one or more key executives, (7) a decline in our ratings with rating agencies, (8) the loss of business provided to us by our major brokers, (9) changes in governmental regulations, (10) increased competition, (11) interest rate and/or currency value fluctuations, (12) general economic conditions and (13) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Operating income represents net income available to common shareholders, before the after tax impact of net realized gains and losses on investments. We have included this measure as we believe that security analysts, rating agencies and investors believe that realized gains and losses, are largely opportunistic and are a function of economic and interest rate conditions. As a result, we believe that they evaluate earnings before realized gains and losses, adjusted for tax, to make performance comparisons with our industry peers.